Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 1 to the Registration Statement on Form S-4, of our report dated June 12, 2020, relating to the balance sheet of Panacea Acquisition Corp. as of May 7, 2020, and the related statements of operations, changes in stockholders’ equity and cash flows for the period from April 24, 2020 (inception) through May 7, 2020, and to the reference to our Firm under the caption “Experts” in the Registration Statement.

/s/ WithumSmith+Brown, PC

New York, New York

December 18, 2020